UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                   FORM 8-A

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR (g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


                      HALLMARK FINANCIAL SERVICES, INC.
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            (Exact Name of Registrant as Specified in Its Charter)


               Nevada                                 87-0447375
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  (State or Other Jurisdiction of                   (IRS Employer
           Incorporation)                         Identification No.)


  777 Main Street, Suite 1000, Fort Worth, Texas              76102
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 (Address of Principal Executive Offices)                   (Zip Code)

 Securities to be registered pursuant to Section 12(b) of the Act:


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           Title of each class            Name of each exchange on which
           to be so registered            each class is to be registered
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  Common Stock, par value $0.03 per share      American Stock Exchange
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 If this form relates to the  registration of a class of securities  pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [x]

 If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

 Securities Act registration statement file number to which this form
 relates:   N/A   (if applicable)

 Securities to be registered pursuant to Section 12(g) of the Act:   None.

 Item 1.   Description of Registrant's Securities to be Registered.

      The Registrant's authorized capital stock consists of 100,000,000 shares of common stock, $0.03 par value per share (the "Common Stock"). Holders of the Common Stock are entitled to one vote per share held of record on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is prohibited. The Board of Directors of Registrant is not classified. The Articles of Incorporation of the Registrant may be amended upon the affirmative vote of a majority of the shares of Common Stock entitled to vote on such amendment.

      Holders of the Common Stock are entitled to receive such dividends as the Board of Directors, in its discretion, may declare from time to time out of funds legally available therefor. In the event of any liquidation, dissolution or winding-up of Registrant's affairs, the holders of Common Stock are entitled to receive the distribution of any assets remaining after payment of all of Registrant's debts and liabilities.

      Holders of the Common Stock have no conversion, preemptive or other subscription rights and there are no redemption rights or sinking fund provisions with respect to the Common Stock. All outstanding shares of the Common Stock are fully paid and non-assessable.


 Item 2.   Exhibits

      None.


                                  SIGNATURES

      Pursuant to the requirements of Section 12 the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

                               HALLMARK FINANCIAL SERVICES, INC.


 Date:     August 9, 2005      By:  /s/ Mark J. Morrison
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                               Mark J. Morrison, Chief Operating Officer
                               and Chief Financial Officer